UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 8)


                            JOURNAL REGISTER COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   481138 10 5
                                   -----------
                                 (CUSIP Number)


                                   May 9, 2003
                                   -----------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]   Rule 13d-1(b)
            [ ]   Rule 13d-1(c)
            [X]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------                    -----------------------------
CUSIP No. 418138 10 5                 13G            Page   2   of   8   Pages
          -----------                                      ---      ---
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Warburg, Pincus Investors, L.P. -  (IRS Identification No. 13-3549187)
--------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [ ]
--------------------------------------------------------------------------------
     3 SEC USE ONLY

--------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                 5 SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
  NUMBER OF      6 SHARED VOTING POWER
   SHARES
BENEFICIALLY       0
  OWNED BY    ------------------------------------------------------------------
    EACH         7 SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH      ------------------------------------------------------------------
                 8 SHARED DISPOSITIVE POWER

                   0
--------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       [ ]

--------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
--------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT


                               Page 2 of 8 pages

-------------------------------                    -----------------------------
CUSIP No. 418138 10 5                 13G            Page   3   of   8   Pages
          -----------                                      ---      ---
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Warburg Pincus & Co. - (IRS Identification No. 13-6358475)
--------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [ ]
--------------------------------------------------------------------------------
     3 SEC USE ONLY

--------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
                 5 SOLE VOTING POWER

                   6
              ------------------------------------------------------------------
  NUMBER OF      6 SHARED VOTING POWER
   SHARES
BENEFICIALLY       0
  OWNED BY    ------------------------------------------------------------------
    EACH         7 SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          6
    WITH      ------------------------------------------------------------------
                 8 SHARED DISPOSITIVE POWER

                   0
--------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6
--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       [ ]

--------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       <1%
--------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT


                               Page 3 of 8 pages

-------------------------------                    -----------------------------
CUSIP No. 418138 10 5                 13G            Page   4   of   8   Pages
          -----------                                      ---      ---
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Warburg Pincus LLC (f/k/a:  E.M. Warburg, Pincus & Co., LLC)
       (IRS Identification No. 13-3536050)
--------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [ ]
--------------------------------------------------------------------------------
     3 SEC USE ONLY

--------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
                 5 SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
  NUMBER OF      6 SHARED VOTING POWER
   SHARES
BENEFICIALLY       0
  OWNED BY    ------------------------------------------------------------------
    EACH         7 SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH      ------------------------------------------------------------------
                 8 SHARED DISPOSITIVE POWER

                   0
--------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       [ ]

--------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
--------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

       OO
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT


                               Page 4 of 8 pages

Item 1(a)         Name of Issuer:
                  --------------

                  Journal Register Company, a Delaware corporation (the
                  "Issuer")

Item 1(b)         Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  State Street Square
                  50 West State Street
                  Trenton, New Jersey 08608-1298

Item 2(a)         Name of Person Filing:
                  ---------------------

                  This Schedule 13G is filed by and on behalf of (a) Warburg, Pincus Investors, L.P., a Delaware limited partnership ("Investors"); (b) Warburg Pincus & Co., a New York general partnership ("WP"); and (c) Warburg Pincus LLC (f/k/a/ E.M. Warburg, Pincus & Co., LLC), a New York limited liability company ("WPLLC").

Item 2(b)         Address of Principal Business Office:
                  ------------------------------------

                  The principal business address of each of Investors, WP and WPLLC is 466 Lexington Avenue, New York, New York 10017.

Item 2(c)         Citizenship:
                  -----------

                  Investors is a Delaware limited partnership. WP is a New York general partnership. WPLLC is a New York limited liability company.

Item 2(d)         Title of Class of Securities:
                  ----------------------------

                  This statement relates to shares of the Issuer's common stock, par value $0.01 per share ("Common Stock")

Item 2(e)         CUSIP Number:
                  ------------

                  481138 10 5

Item 3            If this statement is filed pursuant toss.ss. 240.13d-1(b) or
                  ------------------------------------------------------------
                  240.13d-2(b) or (c), check whether the person is filing as a:
                  -------------------------------------------------------------

                  Not Applicable


                               Page 5 of 8 pages

Item 4.           Ownership:
                  ---------

(A)   Amount Beneficially Owned:
      --------------------------
      (i)   Investors beneficially owns 0 shares of Common Stock.
      (ii)  WP beneficially owns 6 shares of Common Stock.
      (iii) WPLLC beneficially owns 0 shares of Common Stock.

(B)   Percent of Class:
      ----------------

      (i)   Investors - 0%
      (ii)  WP - <1%
      (iii) WPLLC - 0%

(C)   Number of Shares as to Which Such Person Has:
      --------------------------------------------

      (i)   Sole power to vote or direct the vote:

            Investors - 0
            WP - 6
            WPLLC - 0

      (ii)  Sole power to dispose or direct the disposition:

            Investors - 0
            WP - 6
            WPLLC - 0

      (iii) Shared power to vote or direct the vote:

            Investors - 0
            WP - 0
            WPLLC - 0

      (iv)  Shared power to dispose or direct the disposition:

            Investors - 0
            WP - 0
            WPLLC - 0

Item 5            Ownership of Five Percent or Less of a Class:
                  --------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

Item 6            Ownership of More than Five Percent on Behalf of Another
                  --------------------------------------------------------
                  Person:
                  ------

                  Not Applicable.


                               Page 6 of 8 pages

Item 7            Identification and Classification of the Subsidiary Which
                  ---------------------------------------------------------
                  Acquired the Security Being Reported on By the Parent
                  -----------------------------------------------------
                  Holding Company:
                  ---------------

                  Not Applicable.

Item 8            Identification and Classification of Members of the Group:
                  ---------------------------------------------------------

                  Not Applicable.

Item 9            Notice of Dissolution of Group:
                  ------------------------------

                  Not Applicable.

Item 10           Certification:
                  -------------

                  Not Applicable.


                               Page 7 of 8 pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 16, 2003

WARBURG, PINCUS INVESTORS, L.P.
By:   Warburg Pincus & Co., General Partner

By:  /s/ Scott A. Arenare
     -------------------------
Name:  Scott A. Arenare
Title:  Partner


WARBURG PINCUS & CO.

By:  /s/ Scott A. Arenare
     -------------------------
Name:  Scott A. Arenare
Title:  Partner


WARBURG PINCUS LLC

By:  /s/ Scott A. Arenare
     -------------------------
Name:  Scott A. Arenare
Title:  Member


                               Page 8 of 8 pages